Exhibit 99.1
STOCK PURCHASE AGREEMENT
by and between
TELKONET, INC.
and
FRANK T. MATARAZZO
December 5, 2005

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		Page
12.6	Waivers; Amendment	38
12.7	Captions	39
12.8	Severability	39
12.9	Interpretation	39
12.10	Counterparts	39

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 5th day of December, 2005, by and between Telkonet, Inc., a Utah corporation (“Purchaser”) and Frank T. Matarazzo, an individual and resident of the state of New Jersey (“Seller”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section 1.1 hereof.
RECITALS
     WHEREAS, Seller owns 125 shares of common stock without par value of Microwave Satellite Technologies Inc. (the “Company”), which represents all of the issued and outstanding capital stock of the Company; and
     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, 112 shares of $___ par value common stock of the Company (the “Shares”), which represents 90% of the issued and outstanding capital stock of the Company, on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and provisions set forth in this Agreement, Seller and Purchaser agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Acquisition Proposal” has the meaning set forth in Section 5.3 hereof.
          “Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.
          “Agreement” means this Agreement and the Disclosure Schedules hereto, as this Agreement may be amended from time to time.
          “Articles of Incorporation” means the Articles of Incorporation of the Company, as filed with the Secretary of State of the State of New Jersey, as amended from time to time.
          “Balance Sheet” has the meaning set forth in Section 3.8 hereof.
          “Balance Sheet Date” has the meaning set forth in Section 3.8 hereof.

          “Business Day” means a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of New Jersey are authorized or obligated to close under the laws of such state.
          “Bylaws” means the Bylaws of the Company, as amended.
          ‘Business Plan” has the meaning set forth in Section 6.2(m) hereof.
          “Cash Consideration” has the meaning set forth in Section 2.2.
          “Closing” means the consummation of the transactions contemplated herein.
          “Closing Date” has the meaning set forth in Section 7.1 hereof.
          “Code” means the Internal Revenue Code of 1986, as amended, and any reference to a particular Code section shall be interpreted to include any revision of or successor to that section.
          “Company” has the meaning set forth in the Recitals.
          “Company 409A Plans” has the meaning set forth in Section 3.17(h) hereof.
          “Company Employee” has the meaning set forth in Section 5.7(a) hereof.
          “Confidentiality Agreement” has the meaning set forth in Section 5.5 hereof.
          “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) the portability and nondiscrimination requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and (vi) Section 4975 of the Code.
          “Copyrights” means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.
          “Encumbrances” has the meaning set forth in Section 3.4 hereof.
          “Environmental Law” means all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses and common law rulings relating to (i) protection and cleanup of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of “hazardous substances” or controlled substances; and (ii) the health or safety of employees in the workplace environment with respect to hazardous substances or controlled substances.
          “ERISA” has the meaning set forth in Section 3.17(a) hereof.

          “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          “Financial Statements” has the meaning set forth in Section 3.8 hereof.
          “Governmental Entity” means any domestic, foreign or multinational federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.
          “Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices or being disputed in good faith), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument and (c) all guarantee obligations with respect to any of the foregoing.
          “Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.
          “Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VIII.
          “Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and Licenses.
          “Knowledge” of the Seller means the actual knowledge of Frank T. Matarazzo.
          “Leases” has the meaning set forth in Section 3.11(b) hereof.
          “Licenses” means all licenses and agreements pursuant to which the Company has acquired rights in or to any Intellectual Property, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.
          “Lien” means any lien, mortgage, pledge, security interest, lease, restriction, conditional sale or other title retention agreement, charge or encumbrance of any kind, whether voluntary or involuntary.
          “Losses” has the meaning set forth in Section 8.2 hereof.
          “Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or operations of a party and its Subsidiaries, taken as a whole; provided, however, that to the extent any adverse change or effect is caused by or results from any of the following, it shall not be deemed to constitute, or be taken into account in determining whether or not there has been or would be, a “Material Adverse Effect”: (a) factors or conditions affecting the industries in which a party hereto participates, the U.S.

economy as a whole, or foreign economies as a whole in any countries where a party has material operations or the capital markets generally (which changes in each case do not materially and disproportionately affect such party), (b) an outbreak or escalation of hostilities involving the U.S., the declaration by the U.S. of a national emergency or war, or the occurrence of any acts of terrorism, (c) the announcement or pendency of this Agreement or the performance of this Agreement or the transactions contemplated hereby by the parties, or (d) changes in any applicable law, ordinance, administrative or governmental rule or regulation.
          “Notices” has the meaning set forth in Section 11.1 hereof.
          “Patents” means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuationsinpart, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.
          “Permits” has the meaning set forth in Section 3.19 hereof.
          “Permitted Liens” has the meaning set forth in Section 3.24 hereof.
          “Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, governmental authority or other entity.
          “Plan” means and includes all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee of the Company or beneficiary or dependent thereof, whether or not written, sponsored or maintained by the Company or any ERISA Affiliate to which the Company or any ERISA Affiliate contributes or is obligated to contribute or under which any current or former employee of the Company is entitled to any compensation or benefits (whether or not contingent) as a result of service to the Company or an ERISA Affiliate. Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all employee stock option or stock purchase plans, bonus or incentive plans or programs, severance pay plans, policies, practices or agreements, fringe benefits, and employment agreements.
          “Purchase Price” has the meaning set forth in Section 2.2 hereof.
          “Purchase Price Adjustment” has the meaning set forth in Section 2.3 hereof.
          “Purchaser” means Telkonet, Inc.
          “Purchaser Common Stock” has the meaning set forth in Section 2.2 hereof.
          “Purchaser Indemnified Party” has the meaning set forth in Section 8.2 hereof.
          “Representatives” has the meaning set forth in Section 5.5 hereof.

          “Reserve Stock Consideration” has the meaning set forth in Section 2.4 hereof.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller” means Frank T. Matarazzo.
          “Shares” has the meaning set forth in the Recitals.
          “Stock Consideration” has the meaning set forth in Section 2.2.
          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).
          “Subscriber” has the meaning set forth in Section 2.3(b).
          “Tax” means (i) any income, gross receipts, gains (including capital gains), license, occupancy, payroll, employment, excise, financial institutions, severance, stamp, occupation, fringe benefits, group, goods and services, franking deficits, debits, premium, windfall or excess profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, unincorporated business, profits, withholding, information, social security (or similar), unemployment, disability, workers’ compensation, land, real property, personal property, unclaimed property, ad valorem, production, sales, use, license, transfer, registration, value added, alternative or addon minimum, accumulated earnings, personal holding company, estimated, or other tax, report or assessment of any kind whatsoever imposed by any Governmental Entity, including any interest, penalty, assessment, or addition thereto, whether disputed or not; and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.
          “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including all schedules or attachments thereto.
          “Trade Secrets” means all categories of trade secrets as defined in the Uniform Trade Secrets Act, including confidential research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

          “Trademarks” means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos and designs, trade names, Internet domain names, corporate names and all registrations and applications in connection therewith.
ARTICLE II
Purchase and Sale of Shares
     2.1 Purchase and Sale of Shares. Upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares.
     2.2 Purchase Price. The purchase price for the Shares shall be the aggregate of: (a) One Million Six Hundred Thousand (1,600,000) unregistered (the “Stock Consideration”) shares of $0.001 par value common stock of the Purchaser (the “Purchaser Common Stock”); and (b) One Million Eight Hundred Thousand Dollars ($1,800,000.00) (the “Cash Consideration,” together with the Stock Consideration, the “Purchase Price”). The shares to be delivered and the portion of the Cash Consideration to be paid by Purchaser to Seller at the Closing shall be as set forth in Section 7.2.
     2.3 Purchase Price Adjustment.
          (a) If, at any time during the three (3) year period following the Closing Date, the Company achieves three thousand three hundred (3,300) Subscribers (such date being the “Adjustment Date”), calculated in accordance with this Section 2.3, Purchaser shall issue to Seller that number of unregistered, fully paid and nonassessable shares of Purchaser’s common stock, if any, necessary for the value of the Stock Consideration which is still owned by Seller as of the Adjustment Date to be equal to $4.50 per share (such shares of Purchaser Common Stock, if any, the “Adjustment Stock Consideration”). Purchaser shall deliver to Seller the Adjustment Stock Consideration, if any, within fifteen (15) business days of the Adjustment Date. The Adjustment Amount shall be the product of: (i) the average price of Purchaser Common Stock as listed on the American Stock Exchange (or such other exchange as the stock of Purchaser may then be listed) for the thirty (30) days prior to the Adjustment Date (the “Adjustment Average”); and (ii) the Stock Consideration. The Adjustment Stock Consideration shall be the number of shares of the Purchaser’s common stock resulting from the quotient of: (i) Seven Million Two Hundred Thousand Dollars ($7,200,000.00) minus the Adjustment Amount; divided by (ii) the Adjustment Average. If the Purchaser achieves the 3,300 Subscribers and if as of the Adjustment Date, the Adjustment Average exceeds $4.50 per share, there shall be no reduction in the Reserve Stock Consideration and all shares of the Reserve Stock Consideration shall be released to Seller as set forth in the Escrow Agreement.
          (b) For purposes of this Section 2.3, a Subscriber shall be any of the following:

     (i) any customer of Company for video and data services who is existing as of the date of Closing;
     (ii) any customer for video and data services who is not a Purchased Subscriber (as defined below) and who is added by the Company following the Closing;
     (iii) any customer of Company for video services, but not data services, who is not a Purchased Subscriber, whether such customer was existing as of the date of the Closing or added thereafter, shall be counted as 0.75 of a Subscriber (provided, that if such customer becomes a customer of the Company for data services during the three (3) year period following the Closing Date, then such customer shall be counted as one Subscriber);
     (iv) any Purchased Subscriber for video and data services shall be counted as 0.50 of a Subscriber; and
     (v) any Purchased Subscriber for video services, but not data services, shall be counted as 0.375 of a Subscriber (provided, that if such customer becomes a customer of the Company for data services during the three (3) year period following the Closing Date, then such customer shall be counted as 0.50 of a Subscriber).
            (c) A Purchased Subscriber is any Subscriber for which the Company directly or indirectly pays or issues to any third party any form of consideration other than the Company’s customary agreement to provide the video and/or data services subscribed for.
     2.4 Reserve. Purchaser shall withhold from the Purchase Price (a) One Million Two Hundred Thousand (1,200,000) shares (the “Reserve Stock Consideration”) of the Stock Consideration, which shall be held in escrow pursuant to an Escrow Agreement in a form substantially similar to the agreement set forth in Exhibit A, attached hereto and made a part hereof (the “Escrow Agreement”), and (b) Nine Hundred Thousand Dollars ($900,000.00) of the Cash Consideration, which shall be paid to Seller on or before January 1, 2007.
ARTICLE III
Representations and Warranties of the Seller
     Except as set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).
     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly authorized to transact business and is in good standing in each jurisdiction in which the ownership of its assets or conduct of its business requires such qualification, except where the failure to be so authorized and in good standing would not have a Material Adverse Effect on the Company. The Company has made available to Purchaser prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and Bylaws.

     3.2 Authority. The Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as currently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on the Company. Seller has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and the other documents, instruments and certificates to be executed and delivered by Seller, pursuant to this Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company and Seller, as the sole shareholder of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
     3.3 Enforceability. This Agreement has been duly executed and delivered by the Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Seller, enforceable against him in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally and to general equity principles.
     3.4 Title to Shares. Seller has good and marketable title to the Shares, free and clear of all restrictions, Liens, voting trusts, stockholder agreements, proxies, agreements, arrangements and encumbrances of any kind whatsoever (collectively, “Encumbrances”). Upon the Closing, Seller shall transfer good and marketable title to the Shares to Purchaser free and clear of all Encumbrances.
     3.5 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 1000 shares of common stock without par value of which 125 shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by stockholders in the amounts and percentages set forth on Section 3.5 of the Disclosure Schedule. The rights, preferences and privileges of the Shares are as set forth in the Articles of Incorporation. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, stockholder agreements or other agreements or understandings with respect to the voting of the capital stock of the Company.
     3.6 Subsidiaries. The Company has no Subsidiaries. The Company does not own or hold the right to acquire any shares of stock or any other security or interest, directly or indirectly, of or in any Person.
     3.7 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or Seller or any of their respective properties or assets.
     3.8 Financial Statements. The Company has made available to the Purchaser reviewed financial statements as of April 30, 2004 (“2004 Financial Statements”), a draft financial statement as of April 30, 2005 (“2005 Financial Statements”), and a reviewed balance sheet (“Balance Sheet”) as of October 31, 2005 (“Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements referred to in this Section 3.8 present fairly, in all material respects, the financial condition of the Company as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis, except for the absence of required footnotes, and subject to typical yearend auditing adjustments. Except as set forth on Schedule 3.8 of the Disclosure Schedule, or as reflected in the Balance Sheet, as of the Balance Sheet Date, the Company has incurred no material liabilities, either accrued, contingent or otherwise, of a type required to be recorded on a balance sheet or disclosed in the notes thereto under GAAP, except for liabilities incurred after the Balance Sheet Date in the ordinary course of business that, in the aggregate, will not have a Material Adverse Effect.
     3.9 Undisclosed Liabilities. To the Knowledge of the Company, the Company does not have any liabilities, obligations or commitments of any nature (absolute, accrued, contingent or otherwise), except (i) liabilities, obligations or commitments which are appropriately reflected or reserved against in the Balance Sheet; (ii) liabilities, obligations or commitments which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date; (iii) liabilities, obligations or commitments disclosed in the Disclosure Schedule or that will not have a Material Adverse Effect on the Company; and (iv) express performance obligations under the contracts and agreements of the Company.
     3.10 Absence of Certain Developments. Except as disclosed in the Balance Sheet, the Disclosure Schedule or expressly required by this Agreement, since the Balance Sheet Date:
          (a) To the Knowledge of Seller, no Material Adverse Effect on the Company has occurred;
          (b) The business of the Company has been conducted only in the ordinary course consistent with past practice;
          (c) The Company has not: (i) amended its Articles of Incorporation or Bylaws, (ii) issued, sold, transferred, pledged, disposed of or encumbered any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (iii) declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock,

(iv) split, combined or reclassified any shares of any class or series of its stock, or (v) redeemed, purchased or otherwise acquired directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;
          (d) The Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
          (e) The Company has not changed in any material respect any of the accounting methods used by it;
          (f) The Company has not incurred material loss of, or significant injury to, any of its material assets whether as a result of any natural disaster, labor trouble, accident, other casualty or otherwise;
          (g) The Company has not mortgaged, pledged or subjected any of its material assets to any Encumbrance (other than Permitted Liens);
          (h) The Company has not sold, exchanged, transferred or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;
          (i) The Company has not cancelled any debts or claims;
          (j) The Company has not written down the value of any assets or written off as uncollectible any accounts receivable, except in the ordinary course of business consistent with past practice and none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company; and
          (k) The Company has not made any agreement to do any of the foregoing, other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement.
     3.11 Properties; Leases. (a) The Balance Sheet reflects all of the personal property used by the Company in its business or otherwise held by the Company except for (i) property acquired or disposed of in the ordinary course of the business of the Company since the Balance Sheet Date, and (ii) personal property not otherwise material to the business of the Company.
          (b) The Company owns no real property. Section 3.11(b) of the Company Disclosure Schedule sets forth all leases of real property held by the Company (the “Leases”). The Company has made available to Purchaser a true and correct copy of each such lease, together with all amendments thereto. Each Lease is a valid, binding and enforceable obligation of the Company, and to the Knowledge of Seller, the other parties thereto, in accordance with its terms and is in full force and effect, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally and to general equity principles. All necessary third party consents, approvals, filings and registrations required to be obtained by the Company with respect to such leases in connection with the transactions contemplated by this Agreement have been, or prior to the Closing will be, made or obtained and, to the Knowledge of Seller, there have been no threatened cancellations thereof, and there are no outstanding disputes thereunder. The Company is not in default in any material respect under any of the Leases and, as of the date hereof, to the Knowledge of Seller, no other party is in default in any material respect under any of the Leases. There has not occurred any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default in any material respect on the part of the Company, or, as of the date hereof, to the Knowledge of Seller, a party other than the Company.
     3.12 Contracts.
           (a) Section 3.12 of the Company Disclosure Schedule sets forth, as of the date hereof, each of the following types of contracts and other agreements, to which the Company is a party:
     (i) any contract, license, lease (including capital and operating leases) or other agreement, or any other commitment of the Company that provides for payment by or to the Company in excess of $10,000.00;
     (ii) any partnership or joint venture agreement;
     (iii) any lease or other occupancy or use agreement, oral or written, or any options, rights of first refusal or security or other interests (other than Permitted Encumbrances) in or relating to the Company’s business or assets;
     (iv) any agreements giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company;
     (v) any material agreements that contain provisions requiring the Company to indemnify any other party thereto;
     (vi) any collective bargaining or similar agreement;
     (vii) any contract or agreement with any bank, finance company or similar organization for Indebtedness of the Company;
     (viii) any contract or agreement that materially restricts the Company from engaging in any line of business anywhere in the world;
     (ix) any agreement with a Person with respect to employment for a period of time;
     (x) any agreement granting any Person a Lien on any of the Company’s assets; and

     (xi) any other contract or agreement material to the Company or its business as presently being conducted, which is not otherwise identified pursuant to this Section 3.12(a) or otherwise in the Disclosure Schedule.
          (b) As of the date hereof, (i) there is not and, to the Knowledge of Seller, there has not been claimed or alleged by any Person with respect to any contract to which the Company is a party or by which it is bound any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company or, to the Knowledge of Seller, on the part of any other party thereto, except such defaults, events of default and other events that would not have a Material Adverse Effect on the Company, and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the contracts listed in Section 3.12 of the Disclosure Schedule, other than (A) such consents and waivers that have been obtained and are in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers or notices the failure of which to have or give would not have a Material Adverse Effect on the Company.
     3.13 Customers and Suppliers. Since the Balance Sheet Date through the date hereof, the Company has not received written notice of an intent to terminate any contract set forth on Section 3.12 of the Disclosure Schedule.
     3.14 Intellectual Property.
          (a) Ownership. The Intellectual Property (other than offtheshelf or shrinkwrap software) is set forth in Section 3.14 of the Company Disclosure Schedule. The Company is the sole owner or exclusive licensee of all Intellectual Property purported to be owned or exclusively licensed by the Company, except where the failure to be sole owner or exclusive licensee would not have a Material Adverse Effect on the Company. There are no claims or demands against the Company by any other Person pertaining to any of such Intellectual Property, and no proceedings have been instituted, or are pending or, to the Knowledge of Seller, threatened, which challenge the rights of the Company in respect thereof. The Company has the right to use, and to the Knowledge of Seller without infringing or misappropriating the intellectual property rights of others, all Intellectual Property and Trade Secrets owned by the Company required for or incident to its products, services, or its business as presently conducted. The Company has taken reasonable steps it believes to be required in accordance with sound business practice to establish and preserve its ownership of all material registered Copyright, Patent, Trademark, Trade Secret and other proprietary rights with respect to its products and technology, including, but not limited to, work for hire agreements and intellectual property assignments from all employees and contractors of the Company.
          (b) Validity. To the Knowledge of Seller, all Intellectual Property is valid and enforceable, and no written notice has been received by the Company alleging anything to the contrary.
          (c) Confidentiality. To the Knowledge of Seller, or except as would not have a Material Adverse Effect on the Company, no Trade Secret of the Company has been disclosed to any third party other than pursuant to written nondisclosure agreements.

          (d) No Third Party Infringers. To the Knowledge Seller, no third party has infringed or misappropriated any Intellectual Property, except as would not have a Material Adverse Effect on the Company.
          (e) No Restrictions. Except as would not have a Material Adverse Effect on the Company, there are no settlements, forbearances to sue, consents, judgments, orders or other obligations, other than Licenses made in the ordinary course of business, that do or may: (i) restrict the Company’s rights to use any Intellectual Property; (ii) restrict the conduct of the business of the Company in order to accommodate a third party’s intellectual property; or (iii) permit third parties to use any Intellectual Property.
          (f) Infringement by the Company. Except for customer contracts in the ordinary course of business and confidentiality agreements by employees with former employers, to the Knowledge of Seller, none of the Company’s employees have any agreements or arrangements with any Persons other than the Company related to confidential information, Trade Secrets or inventions of such Persons or restricting any such employees’ engagement in business activities of the Company as presently conducted and solely to the extent such confidential information, Trade Secrets or inventions are material to the business of Company as presently conducted. To the Knowledge of Seller, the activities of the Company’s employees on behalf of the Company do not violate any such agreements or arrangements known to the Company and Seller.
     3.15 Insurance. Section 3.15 of the Disclosure Schedule sets forth a description of all insurance policies in effect as of the date hereof, providing coverage with respect to the business or assets of the Company. Each of such policies is valid and binding and in full force and effect in all material respects, and all premiums due thereunder have been paid when due, except for any failures to pay any such premiums that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All of the policies listed in Section 3.15 of the Disclosure Schedule shall continue in full force and effect following the transactions contemplated by this Agreement.
     3.16 Employees; Labor. The Company has made available to Purchaser an accurate and complete list of titles or job descriptions and annual compensation for the preceding fiscal year, of all employees of the Company. There is no labor strike, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of the Company. To the Knowledge of Seller, there is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to Persons employed by the Company. No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Company. The Company has not experienced any material work stoppage or other material labor difficulty during the twoyear period ending on the date hereof. There is no unfair labor practice charge or complaint against the Company or, to the Knowledge of Seller, threatened before the National Labor Relations Board.
     3.17 Employee Benefit Plans. (a) Following the Closing, the Company will not maintain, participate in, have any obligation under or to contribute to, on behalf of any current or former employee of the Company (or their beneficiaries or dependents) (1) any existing incentive, bonus, commission, deferred compensation, retention, change in control, severance or termination pay plan, agreement or arrangement, whether formal or informal and whether legally binding or not; (2) any existing pension, profitsharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement or any other employee benefit plan, agreement or arrangement, whether formal or informal and whether legally binding or not; (3) any existing fringe or welfare benefit plan, agreement or arrangement, whether formal or informal and whether legally binding or not; or (4) any other existing “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
          (b) To the Knowledge of Seller, the Company has not engaged in a transaction in connection with which it could be subject either to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.
          (c) The Company has not ever maintained or been obligated to contribute to a Plan covered by Title IV of ERISA or Section 412 of the Code, and the Company has not incurred and could not be reasonably expected to incur any direct or indirect liability under Title IV of ERISA, contingent or otherwise.
          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment or other service) (i) result in or cause any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Plan for any current or former director, officer, employee or other service provider of the Company, (ii) give rise to any obligation to fund any payment or benefit by the Company, (iii) give rise to any limitation on the ability of the Company to amend or terminate any Plan, or (iv) result in any payment or benefit that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code under any Plan.
          (e) Each Plan maintained by the Company may be unilaterally amended or terminated by the Company, without material liability or penalty, subject to the rights of existing participants under the Plans.
          (f) The Company has not participated in, maintained or contributed to or been required to contribute to a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.
          (g) There are no pending or, to the Knowledge of Seller, threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries of the Plans with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company.
          (h) The Company does not have any Plan or any other agreement or arrangement under which the Company has any liability under a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the applicable Treasury guidance thereunder (the “Company 409A Plans”) which does not comply with the requirements of Section 409A of the Code.
          (i) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan covering the employees of the Company that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, copies of which have been made available to Purchaser, and to the Knowledge of Seller, there are no existing circumstances nor any events that have occurred that could materially adversely affect the qualified status of any such plan or the taxexempt status of any related trust.
          (j) All contributions to, and any payments from, each Plan that may have been required to be made by the Company in accordance with the terms of such Plan and applicable law have been made or fully accrued for and accounted for by reserves on the Balance Sheet. The Company has no unfunded benefit obligations under any Plan which have not been accounted for by reserves, or otherwise fully accrued on the Balance Sheet.
          (k) To the Knowledge of Seller, the Company has complied in all material respects with all provisions of ERISA, the Code, and all other laws and regulations applicable to the Plans, and each Plan has been operated in compliance with its terms in all material respects. Each Plan includes provisions or otherwise permits the sponsor of the Plan to amend or terminate the Plan, subject to the current and existing rights of participants with respect to vested accrued benefits under the Plan.
          (l) There does not now exist, and there are no existing circumstances that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates have engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA.
          (m) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, the Company has no liability for life, health, medical or other welfare benefits to former employees of the Company or their beneficiaries or dependents.
          (n) The Company is not a party to any oral or written agreement with any stockholder, director, executive officer or other key employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, or (ii) providing any term of employment or compensation guarantee.
          (o) Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Plan, or to modify or change any existing Plan that would affect any employee or terminated employee of the Company.
     3.18 Litigation. As of the date of this Agreement, there is no action, suit, inquiry, proceeding or governmental investigation pending or, to the Knowledge of Seller, threatened against or involving the Company or its assets, that, if decided adversely to the Company, would have a Material Adverse Effect on the Company. As of the date hereof, the Company is not operating under and is not subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice, magistrate or arbitrator, including any bankruptcy court or judge, or any order of or by any Governmental Entity.
     3.19 Compliance with Laws; Permits. The Company has complied with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that apply to the business, properties or assets of the Company, except for violations that would not have a Material Adverse Effect on the Company. The Company possesses or has applied for all permits, licenses, certificates, approvals or other authorizations (“Permits”) of all Governmental Entities which are required for the operation of the business of the Company, except where the failure to have any such Permits would not have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Permits, except where the failure to so comply would not have a Material Adverse Effect on the Company. To the Knowledge of Seller, there is no pending threat of modification or cancellation of any Permit that would have a Material Adverse Effect on the Company.
     3.20 Taxes.
          (a) The Company has filed or caused to be filed all Tax Returns required to be filed by or with respect to it, and all such Tax Returns were duly and timely filed (after giving effect to any extensions) and are true, correct and complete in all material respects. The Company has paid or caused to be paid all Taxes due in respect of the periods covered by such Tax Returns. The unpaid Taxes of the Company did not, as of the date of the Balance Sheet, exceed the reserve for Tax liabilities (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the Balance Sheet. Except as set forth in Section 3.20 of the Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company is not subject to any material Tax liability in any jurisdiction where the Company may be required to, but does not, file a Tax Return. No liens for any Taxes exist upon any assets of the Company, except for statutory liens for property Taxes not yet delinquent. The Company has timely withheld and paid all material Taxes required to have been so withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party.
          (b) Section 3.20(b) of the Disclosure Schedule lists all Tax Returns filed with respect to the Company for taxable periods ending on or after January 1, 2003. Other than as set forth in Section 3.20(b) of the Disclosure Schedule, none of the Tax Returns have been the subject of an audit and there is no claim or dispute concerning any Tax liability of the Company claimed or raised by any Governmental Entity in writing. Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an Tax assessment or deficiency.
          (c) The Company (i) has not been a member of a group filing consolidated returns for any Tax, (ii) has no liability for the Taxes of any person under Treasury Regulation

Section 1.15026 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, and (iii) is not a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or been requested to do so in connection with any transaction or proposed transaction.
     3.21 Environmental Matters. The Company has (a) been in compliance with all applicable Environmental Laws, (b) not received any written notice of any complaint, order, directive, citation, notice of potential responsibility, or information request pursuant to an Environmental Law from any Governmental Entity arising out of or attributable to: (i) the current or past presence at any part of the property owned or leased by the Company of a hazardous substance (as hereinafter defined); (ii) the current or past release or threatened release into the environment from the property owned or leased by the Company (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any hazardous substance; (iii) the offsite disposal by the Company of a hazardous substance; (iv) any facility operations or procedures of the Company that do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws by the Company at any part of the property owned or leased by the Company or otherwise arising from the Company’s activities and (c) not caused any “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., in excess of a reportable quantity which release remains unresolved on any real property owned or leased by the Company that is used for the business of the Company.
     3.22 Bank Accounts. Section 3.22 of the Disclosure Schedule sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature and (b) the names of all Persons authorized to cause the Company to draw thereon, make withdrawals therefrom or have access thereto.
     3.23 Brokers or Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
     3.24 Ownership and Condition of Assets. The Company is the sole and exclusive legal and equitable owner of, and has good and marketable title to, its assets and such assets are free and clear of all Encumbrances except for (i) any Lien, pledge, security interest, claim or other Encumbrance for current taxes not yet due and payable and (ii) minor liens, pledges, security interests, claims or other Encumbrances that have arisen in the ordinary course of business consistent with past practice and that do not materially detract from the value of the assets subject thereto or materially impair the operations of the Company (“Permitted Liens”). No Person or Governmental Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Company’s assets other than in the ordinary course of business. Any assets material to the business of the Company that are not owned by the Company or utilized by the Company pursuant to a lease, license or other agreement that is being transferred to the Purchaser pursuant to the purchase of the Shares are set forth in Section 3.24 of the Disclosure Schedule.
     3.25 Transactions with Related Parties. No Affiliate of the Company or Seller is currently a party to any material transaction or agreement with the Company.
     3.26 Absence of Violation. Neither Seller, the Company, nor any of its officers, directors, employees or agents have, in connection with the operation of the business of the Company, used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities to government officials, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended.
     3.27 Complete Disclosure. No representation or warranty made by Seller in this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein not misleading.
ARTICLE IV
Representations and Warranties of Purchaser
     4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and is duly authorized to transact business and is in good standing in each jurisdiction in which the ownership of its assets or conduct of its business requires such qualification, except where the failure to be so authorized and in good standing would not have a Material Adverse Effect on Purchaser.
     4.2 Authority. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents, instruments and certificates to be executed and delivered by Purchaser pursuant to this Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser.
     4.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally and to general equity principles.
     4.4 Approvals. None of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby or compliance by Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or other organizational documents of Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets, excluding from the foregoing clauses (b) (c) and (d) (1) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws in connection with the transactions contemplated hereby, and (2) such violations, breaches or defaults which would not, individually or in the aggregate, impede or reasonably be expected to impede the ability of Purchaser to complete the Closing or to effect the transactions contemplated hereby in all respects.
     4.5 Availability of Funds. Purchaser has sufficient immediately available funds in cash to pay (i) the Cash Consideration, and (ii) any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby and thereby.
     4.6 Litigation. There is no claim, action, suit, litigation or proceeding or, to the knowledge of Purchaser, governmental investigation pending or, to the knowledge of Purchaser, threatened against Purchaser by or before any court, arbitrator or Governmental Entity that, individually or in the aggregate, impedes or would reasonably be expected to impede the ability of Purchaser to complete the Closing or to effect the transactions contemplated hereby.
     4.7 Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction. Purchaser is acquiring the Shares for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a resale or distribution of the Shares. Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Shares by Purchaser. Purchaser will not sell or otherwise dispose of any shares of capital stock of the Company without registration under the Securities Act and under any applicable state or other jurisdiction’s respective securities laws, or an exemption therefrom.
     4.8 Brokers or Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
     4.9 Complete Disclosure. No representation or warranty made by Purchaser in this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein not misleading.

ARTICLE V
Covenants
     5.1 Conduct of the Company. From the date of this Agreement until the Closing, Seller shall ensure that the Company:
          (a) conducts and operates its business in the ordinary course consistent with past practice; and
          (b) uses commercially reasonable efforts to (i) preserve its business organization intact, (ii) maintains the services of its present officers and key employees, and (iii) maintains existing relationships and the goodwill of its suppliers, customers, lessors, creditors and others with whom it has business relations.
     5.2 Prohibited Action. Except with the prior written consent of Purchaser, from the date hereof until the Closing, the Company will not:
          (a) amend or otherwise change its Articles of Incorporation or Bylaws;
          (b) issue, sell, authorize for issuance or sale, transfer, grant any right, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock;
          (c) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares of any class or series of its capital stock;
          (d) split, combine or reclassify any shares of any class or series of its capital stock;
          (e) redeem, subdivide, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;
          (f) make or authorize any capital commitment or capital lease;
          (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
          (h) change in any material respect any of the accounting methods used by it;
          (i) other than as set forth on Section 5.2(i) of the Disclosure Schedule, enter into any employment agreement or increase the compensation or benefits payable or to become payable to its directors, officers or employees (other than in the ordinary course of business and consistent with past practice which agreements or increases do not exceed 10% of total payroll expense in the aggregate excluding the salary of employees identified on Section 5.2(i) of the Disclosure Schedule), grant any severance, retention or termination pay (unless required by applicable law) to, or enter into any severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any Plan, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except pursuant to any Plan existing on the date hereof and except that the Company may (i) make bonus payments consistent with past practices; (ii) make any amendments to Plans existing on the date hereof to the extent necessary to maintain their compliance with applicable laws; and (iii) increase the compensation payable to, or to become payable to, its officers or employees in the ordinary course of business;
          (j) except as set forth on Schedule 5.2(j), acquire, including by merger, consolidation, acquisition of stock or assets or otherwise, any equity interest in or any material portion of the assets of, or by any other manner acquire, any business or any Person or division thereof;
          (k) sell, lease, mortgage, pledge, encumber (including the grant of any option thereon) or otherwise dispose of any material assets or property except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments;
          (l) pay, discharge or satisfy any claims, suits, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet, or incurred subsequent to such date in the ordinary course of business; provided, that such amounts do not exceed $250,000.00 in the aggregate;
          (m) directly or indirectly, engage in any transaction with, or enter into any contract or other agreement with, Seller, any director, officer, or Affiliate of the Company or any individual known to the Company to be a family member of any such Person;
          (n) enter into any contract or other agreement that limits the ability of the Company to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;
          (o) enter into any material contract or material agreement other than in the ordinary course of business or except as necessary to carry out the Company’s obligations hereunder;
          (p) make, rescind, or change any tax election or settle or compromise any material federal, state, local or foreign income tax liability or audit, or file any amended Tax Return;
          (q) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any of Intellectual Property other than in the ordinary course of business;
          (r) fail to maintain in full force and effect insurance coverage substantially similar to the insurance coverage identified in Section 3.15 of the Disclosure Schedule;
          (s) take any actions or omit to take any actions that would or would be reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied; or
          (t) announce an intention, agree or commit to do any of the foregoing.

     5.3 Noshop. From the date hereof, each of the Company and Seller shall not, nor shall either of them authorize or permit any of their Affiliates or any officer, director, employee, attorney or other adviser or representative of the Company or Seller or any of their Affiliates to (a) solicit, initiate, or intentionally encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of responding to, facilitating the making of, or take any other action for the purpose of responding to, facilitating any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby. “Acquisition Proposal” means any proposal for a sale, merger or other business combination involving the acquisition of the Company by any Person other than Purchaser or any proposal or offer to acquire in any manner, directly or indirectly, any of the equity securities, voting securities or substantially all of the assets of the Company, other than the transactions contemplated hereby. The Company will, and except as otherwise provided in this Agreement, will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Purchaser and its Representatives) conducted heretofore with respect to any Acquisition Proposal, and will not pursue, directly or indirectly, any Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Purchaser and its representatives).
     5.4 Confidentiality. Seller and its Affiliates shall use commercially reasonable efforts to ensure that all information concerning the Company with which Seller and its Affiliates, any of their respective employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company or relating to the assets of the Company or any customer or supplier of the Company shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them without the prior written consent of Purchaser; provided, however, that the restrictions of this provision shall not apply (i) as may otherwise be required by law, (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (iii) to the extent such information shall have otherwise become publicly available other than as the result of a breach by Seller of its obligations under this Agreement. The restrictions of this Section 5.5 shall survive for a period of three (3) years following the Closing.
     5.5 Access; Confidentiality. (a) Upon reasonable notice to Seller, the Company shall afford Purchaser’s officers, employees, counsel, accountants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Closing, to the Company’s executive officers, properties, books, contracts and records and, during such period, shall furnish promptly to the Representatives all information concerning its business, properties, results of operations and personnel as may reasonably be requested; provided, however, that the Company may restrict the foregoing access to the extent that (i) in the reasonable judgment of the Company or Seller, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or Seller requires Seller or the Company to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Company or Seller, the information is subject to confidentiality obligations to a third party, or (iii) disclosure of any such information or document could result in the loss of attorneyclient privilege; provided, however, that with respect to this clause (iii), the Company and/or its counsel shall use their reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorneyclient privilege. The parties hereto will hold any such information which is nonpublic in confidence pursuant to the terms of the confidentiality agreement, previously executed, between Seller and Purchaser (the “Confidentiality Agreement”).
          (b) From and after the Closing, Purchaser and the Company shall preserve and retain all information and books and records of the Company, including accounting, legal, personnel, auditing and other books and records and any documents relating to any governmental or nongovernmental claims, actions, suits, proceedings or investigations with respect to the Company or the Company’s business on or prior to the Closing Date in a manner consistent with Purchaser’s document retention policy.
          (c) Pending the Closing Date, each of Seller and Purchaser shall, and shall cause his and its employees, representatives and agents to, maintain the confidentiality of the information and materials delivered to them or made available for their inspection pursuant to, or in connection with, this Agreement, except where such information, schedules and other documentation are required to be filed with any governmental authority or to the extent necessary to fulfill any agreement into which Seller and Purchaser may enter. If for any reason the transaction is not consummated and does not close, each of Seller and Purchaser shall, and shall cause his and its employees, representatives and agents to, return to Company all such materials in their possession and all copies thereof in whatever form and shall forever preserve the confidentiality of all such information. Each of Purchaser and Seller acknowledge that the improper disclosure or use of such confidential information is likely to cause competitive harm to Seller (and the Company) or Purchaser that is not amenable to precise measurement or prediction, and consequently agrees that any breach or threatened breach of this covenant may be enforced by injunctive relief or specific performance, as monetary damages alone would be difficult to calculate and is unlikely to fully compensate Seller (and the Company) or Purchaser therefor.
     5.6 Publicity. Seller and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. Nothing contained in this Agreement shall prohibit Purchaser from publicly disclosing this Agreement to the extent such disclosure is required under applicable law or by obligations pursuant to any listing agreement with, or any rules of, any national securities exchange.
     5.7 Employee Benefits.
          (a) The term “Company Employee” shall mean an individual who is an employee of the Company who is actively at work (or not actively at work due to the taking of vacation, sick days, personal days or similar shortterm absence or on shortterm disability or longterm disability) of the Company. The Company shall take all actions necessary and appropriate so that, immediately before the Closing Date, all employees are Company Employees.
          (b) Effective as of the Closing Date, Purchaser shall provide, or cause the Company to provide, Company Employees with employee benefits, plans, programs and arrangements that are usual and customary for comparable employees of Purchaser, subject to eligibility, vesting and other requirements of any such employee benefit plans as may be in effect from time to time except as otherwise provided in Section 5.7(c) below. The Company shall continue to be obligated and liable for any accrued but unpaid compensation (including accrued and unpaid vacation and sick leave) of the Company Employees.
          (c) Following the Closing, Purchaser shall cause service performed by Company Employees for the Company (and any predecessor entities) to be taken into account for purposes of eligibility, accruals, and vesting, and for purposes of determining eligibility, accruals, and vesting under Purchaser’s defined contribution plan, severance, vacation and other paid time off entitlements, under the benefit plans of Purchaser in which Company Employees participate to the extent such service was credited by the Company under similar benefit plans. Notwithstanding the foregoing, nothing in this Section 5.7 shall be construed to require crediting of service that would result in (i) duplication of benefits, or (ii) service credit under a newly established plan for which prior service is not taken into account.
     5.8 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.
     5.9 Indebtedness. Prior to the Closing, the Company or the Seller shall satisfy, eliminate or cause to be paid all Indebtedness of the Company except as set forth on Section 5.9 of the Disclosure Schedule.
     5.10 PostClosing Board of Directors. Following the Closing, Purchaser shall cause the Company to elect Frank T. Matarazzo to the Company’s Board of Directors.
     5.11 Seller LockUp. Notwithstanding anything in this Agreement to the contrary, Seller will not sell, dispose of, transfer, convey, pledge or hypothecate any interest in the Stock Consideration for two (2) years following the Closing, and any such attempted transfer in violation of this Section 5.11 shall be void.
     5.12 Disclosure Schedule. Seller may revise or supplement the Disclosure Schedule from time to time prior to the Closing with respect to matters relating to the period prior to and/or events occurring either prior to or after the date of this Agreement; provided that any such revision or supplement shall be subject to the Condition to Purchaser’s Obligations set forth in Section 6.2(d).

ARTICLE VI
Conditions
     6.1 Conditions to Each Party’s Obligations. The respective obligation of each party to consummate the transactions contemplated hereby is subject to the fulfillment, satisfaction or waiver at or prior to the Closing of each of the following conditions:
          (a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby.
     6.2 Conditions to Purchaser’s Obligations. Purchaser’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction of the following conditions, any of which may be waived in writing by Purchaser in whole or in part:
          (a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and that are not so qualified shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except where the failure of such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) Covenants. Seller shall have performed and complied in all material respects with all the material agreements and covenants contained herein that are required to be performed by him prior to or at the Closing.
          (c) Required Consents. The Company shall have received the consents, waivers, assignments, approvals, or transfers set forth on Section 3.7 of the Disclosure Schedule.
          (d) Material Adverse Effect. Since the Balance Sheet Date, no Material Adverse Effect on the Company shall have occurred.
          (e) Closing Documents. The Company and Seller shall have executed and delivered the closing documents set forth in Section 7.2 to be delivered by the Company and Seller.
          (f) Completion of Audit. The Company’s independent auditors shall have completed the audit of the Company’s balance sheet only as of April 30, 2004 and the audit of the Company’s financial statements for the year ended April 30, 2005 and which audits shall be acceptable to Purchaser in its sole and exclusive discretion.
          (g) Transfer of TeVue LLC Interests. Seller shall have transferred to the Company his interests in TeVue LLC (“TeVue”), representing 37.5% of Seller’s membership interest in TeVue.

          (h) Employment Agreement. Seller shall have executed an employment agreement, in substantially the form of Exhibit B, attached hereto and made a part hereof (the “Employment Agreement”).
          (i) Operating Agreement. The Company shall have entered into an operating agreement, by and among, the Company, TeVue and Interactive WiFi (the “Operating Agreement”), the terms and conditions of which are acceptable to Purchaser, in its sole and exclusive discretion.
          (j) Management Agreement. The Company shall have executed a management agreement with [identify management company/individual] (the “Management Agreement”), in a form reasonably satisfactory to Purchaser, in its sole and exclusive discretion.
          (k) Business Plan. Seller shall have delivered to Purchaser a three (3) year business plan including annual projected balance sheets, income and cash flow with respect to the New York City development of voice, video, data and wifi services (the “Business Plan”) which Business Plan shall be acceptable to Purchaser in its sole discretion.
          (l) Escrow Agreement. Seller shall have executed the Escrow Agreement.
     6.3 Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction of the following conditions, any of which may be waived in writing by Seller in whole or in part:
          (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and that are not so qualified shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except where the failure of such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser.
          (b) Covenants. Purchaser shall have performed and complied in all material respects with all the material agreements and covenants contained herein that are required to be performed by it prior to or at Closing.
          (c) Closing Documents/Payments. Purchaser shall have executed and delivered the closing documents and other deliverables set forth in Section 7.2 to be delivered by Purchaser.
          (d) Assumption of Line of Credit. Purchaser shall have assumed the Company’s $1.0 million equipment line of credit and its $500,000 working capital line of credit with Sun Bank and obtained from Sun Bank the release of Seller’s personal obligation for, and guarantee of, such lines of credit.

          (e) Payment of Purchase Price. Purchaser shall have paid the Purchase Price as set forth in Sections 2.2, 2.4 and 7.2 hereof.
          (f) Escrow Agreement. Purchaser shall have executed the Escrow Agreement.
     Neither Seller nor the Company shall have any liability to Purchaser if Seller shall not consummate this transaction by reason of the failure of Purchaser to satisfy any such condition.
ARTICLE VII
Closing
     7.1 Closing. The Closing shall take place at 10:00 a.m. on a date to be specified by the parties hereto, which date shall be no earlier than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at Closing) at the offices of Purchaser, or at such other date, time and place as the parties may agree (the “Closing Date”).
     7.2 Deliveries. At the Closing:
          (a) Company Resolutions. The Company shall deliver to Purchaser copies of the resolutions of the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of the Company, all certified by an executive officer of the Company.
          (b) Purchaser Resolutions. Purchaser shall deliver to Seller copies of the resolutions of the Board of Directors of Purchaser, authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of Purchaser, all certified by an executive officer of Purchaser.
          (c) Certificate of Seller. Seller shall deliver to Purchaser a certificate executed by Seller attesting to Seller’s compliance with the matters set forth in Section 6.2(a) and (b).
          (d) Certificate of Purchaser. Purchaser shall deliver to Seller a certificate executed by an executive officer of Purchaser attesting to Purchaser’s compliance with the matters set forth in Section 6.3(a) and (b).
          (e) Director and Officer Resignations. The Company shall deliver to Purchaser resignations, effective as of the Closing, of each of the members of the board of directors of the Company and each of its executive officers.

          (f) Delivery of Share Certificates. Seller shall deliver to Purchaser the certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents.
          (g) Transfer of TeVue LLC Interests. Seller shall deliver evidence satisfactory to Purchaser evidencing the transfer to the Company of Seller’s interests in TeVue.
          (h) Employment Agreement. Seller shall deliver the executed Employment Agreement.
          (i) Operating Agreement. Seller shall deliver the executed Operating Agreement.
          (j) Management Agreement. Seller shall deliver the executed Management Agreement.
          (k) Purchase Price. Purchaser shall deliver to Seller (i) the Cash Consideration, in the form of a certified check, or interbank wire transfer of immediately available funds, less the reserve to be withheld pursuant to Section 2.4 hereof, which amount shall be paid to Seller on or before January 1, 2007 and (ii) the Stock Consideration, less the Reserve Stock Consideration which shall thereafter be distributed pursuant to the terms of the Escrow Agreement.
ARTICLE VIII
Indemnification
     8.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of two (2) years after the Closing. Neither Seller nor Purchaser shall have any liability with respect to any claim for breach of any representation or warranty unless notice of such claims as provided herein is first given before the end of the survival period specified therefor in this Section 8.1 and such notice specifies in reasonably sufficient detail the matter giving rise to the claim, the nature of the claim and, so far as practicable, the amount claimed.
     8.2 Indemnification by Seller. Subject to Section 8.4, from and after the Closing, Seller agrees to indemnify Purchaser and its Affiliates (each, a “Purchaser Indemnified Party”) against, and agrees to hold Purchaser and its Affiliates harmless from, any and all losses, liabilities, claims, damages, reasonable costs and reasonable expenses (including the reasonable fees and expenses of counsel) (“Losses”) incurred or suffered by Purchaser or its Affiliates to the extent arising out of any of the following:
          (a) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement; or
          (b) any breach of or failure by the Company or Seller to perform any covenant or obligation of Seller or the Company contained in this Agreement.

     8.3 Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify Seller and its Affiliates (each, a “Seller Indemnified Party”) against, and agrees to hold Seller and its Affiliates harmless from, any and all Losses incurred or suffered by Seller or its Affiliates to the extent arising out of any of the following:
          (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; or
          (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser contained in this Agreement.
     8.4 Limitations on Liability of Seller. Notwithstanding any other provision of this Agreement or any right or remedy available under any law, from and after the Closing:
          (a) The Purchaser Indemnified Parties shall have the right to payment by the Seller under Sections 8.2(a) and (b) only if, and only to the extent that, the Purchaser Indemnified Parties shall have incurred an aggregate indemnifiable Loss in excess of $100,000.00 and then only for the amount by which such aggregate indemnifiable Loss exceeds $100,000.00.
          (b) Purchaser’s recourse against Seller for any claims under this Agreement shall be limited to recovery by Purchaser of not more than 600,000 shares of the Stock Consideration; provided that there shall be no limit on the amount or nature of the liability of Seller for intentional fraud by Seller.
     8.5 Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 8.6, but in any event no later than thirty (30) days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply; provided that, the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VIII, except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.
     8.6 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than thirty (30) days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under or pursuant to this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this

Article VIII except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding (including any matter subject to a claim for indemnification under Sections 8.2(c) above), assume the defense or investigation thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (i) in the proviso in Section 8.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.
     8.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 8.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, course of remediation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed.
     8.8 Time Limits. Any right to indemnification or other recovery for breach of representations and warranties under this Article VIII shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person in writing within the applicable survival period for such representations and warranties set forth in Section 8.1. If any claim for indemnification or other recovery is timely asserted under this Article VIII, the Indemnified Person shall have the right to bring an action, suit or proceeding with respect to such claim within one (1) year after first giving the Indemnifying Person notice thereof, but may not bring any such action, suit or proceeding thereafter.
     8.9 Net Losses and Subrogation.
          (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) the net present value of any tax benefit realized (or accelerated) by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an

Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).
          (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, subject to the subrogation rights of any applicable insurance policy maintained by the Indemnified Person, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
ARTICLE IX
Tax Matters
     The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain tax matters:
     9.1 Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Such Tax Returns shall include no elections that were not made in the last similar Tax Return and shall be prepared in a manner consistent with the last previous similar Tax Return, except for changes in the law or applicable regulations. Seller shall consult with Purchaser concerning each such Tax Return and shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller and Purchaser shall reasonably and in good faith cooperate regarding the contents and filing of all such Tax Returns.
     9.2 Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared on a basis that is consistent with the last previous similar Tax Return, except for changes in the law or applicable regulations. Purchaser shall consult Seller concerning each such Tax Return and shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller and Purchaser shall reasonably and in good faith cooperate regarding the contents and filing of all such Tax Returns.
     9.3 Refunds and Tax Benefits. Any tax refunds that are received by Purchaser or the Company, and any amounts credited against tax to which Purchaser or the Company become entitled that relate to tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within thirty (30) days after receipt or entitlement thereto.
     9.4 Cooperation on Tax Matters.

          (a) Purchaser, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser shall retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
          (b) Purchaser and Seller agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     9.5 Certain Taxes. Seller and Purchaser shall be responsible for the payment of any transfer, documentary, sales, use, stamp, registration and other Taxes and administrative fees (including any penalties and interest) incurred in connection with this Agreement equally. Seller shall prepare all necessary Tax Returns and other documentation that it is required to prepare under applicable law with respect to all taxes referenced in the previous sentence. Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
ARTICLE X
Termination
     10.1 Termination. This Agreement may be terminated at any time prior to the Closing:
           (a) by mutual written consent of Seller and Purchaser;
           (b) by either Seller or Purchaser:
     (i) if the transactions contemplated hereby shall not have been consummated by February 28, 2005 (“End Date”); or
     (ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party who has not used its commercially reasonable efforts to cause such order, decree or ruling to be lifted.

          (c) by Purchaser if (i) the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects, or (ii) Seller shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Seller to be performed or complied with by them under this Agreement, in each case such that the conditions set forth in Sections 6.2 or 6.3 would not be satisfied, and, in the case of clause (i), such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller, and, in the case of clause (ii), such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller; or
          (d) by Seller if (i) the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects, or (ii) Purchaser shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Purchaser to be performed or complied with by it under this Agreement, in each case such that the conditions set forth in Sections 6.2 or 6.3 would not be satisfied, and, in the case of clause (i), such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser, and, in the case of clause (ii), such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser.
     10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Section 5.5 (Access; Confidentiality), 5.6 (Publicity) and 5.8 (Expenses), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior material breach of this Agreement.
ARTICLE XI
     11.1 Material Inducement. It is agreed between the parties that Purchaser’s commitment to fully fund the Business Plan (provided that the deployment contemplated therein can be undertaken utilizing alternate technology including, but not limited to broadband over powerline platform, coaxial cable or category 5 wiring if it is reasonably determined by Seller that the Purchaser’s platform is unavailable for deployment) is essential to Seller’s ability to satisfy the benchmarks established in Section 2.3 of this Agreement and release of the Stock Consideration held in reserve pursuant to Section 2.4 of this Agreement (and as further provided for in the Escrow Agreement) and is therefore a material inducement to Seller’s execution of this Agreement. In the event, for any reason, Purchaser materially fails to satisfy its obligations hereunder, then, notwithstanding anything to the contrary herein or in the Escrow Agreement, Seller shall be entitled to the release of any and all consideration held in reserve pursuant to Section 2.4 hereof.
ARTICLE XII
Miscellaneous
     12.1 Notices. Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by facsimile, overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally or by facsimile shall be deemed to be received on the date of delivery or transmission by facsimile; any notice so sent by overnight courier shall be deemed to be received one (1) Business Day after the date sent; and any notice so mailed shall be deemed to be received on the date shown on the receipt. Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.
If to the Company or Seller:
Frank T. Matarazzo
258263 Goffle Road
Hawthorne, New Jersey 07506
Fax: (973) 3046081
Copy to:
Womble Carlyle Sandridge & Rice, PLLC
1401 Eye Street, N.W.
Seventh Floor
Washington, DC 20005
Attention: Howard J. Barr
Fax: (202) 2610006
If to Purchaser:
Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, MD 20876
Attention: Ronald W. Pickett
Fax: (240) 9121839
Copy to:
Baker & Hostetler LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Attention: William J. Conti
Fax: (202) 8611783
     12.2 Assignment. No party hereto may assign its rights or obligations hereunder without the other party’s prior written consent, except that Purchaser may assign its rights and obligations under this Agreement to an Affiliate so long as any such assignment does not or would not reasonably be expected to prevent or delay the Closing; provided that, Purchaser remains fully liable and obligated to Seller pursuant to this Agreement subsequent to any such assignment. Purchaser shall give Seller prompt written notice of any such assignment to an Affiliate. Subject to the foregoing, this Agreement benefits and binds Seller and Purchaser and their respective heirs, personal representatives, successors and assigns.
     12.3 Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits attached hereto, [and the Confidentiality Agreement] constitute the entire agreement between Seller and Purchaser and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates, and no person shall be deemed a third party beneficiary hereunder.
     12.4 Specific Performance. The parties hereto agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to obtain specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and to obtain reasonable attorneys’ fees. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.
     12.5 Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New Jersey without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Federal court. The parties hereby consent to and grant any such Federal court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
     12.6 Waivers; Amendment. No waiver by any party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by any party of the same or any other provision. This Agreement may be amended only by a writing executed by each of the Parties hereto.

     12.7 Captions. The captions and Article and Section numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Articles or Sections of this Agreement nor in any way affect this Agreement.
     12.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     12.9 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Disclosure Schedule or Exhibit, such reference shall be to a Section of or Disclosure Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     12.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

By:	/s/ Frank T. Matarazzo	By:	/s/ Ronald W. Pickett
Name:		Name:	Ronald W. Pickett
Title:		Title:	Chief Executive Officer